Pricing Supplement No. 27         Filing under Rule 424(b)(3) with respect to
Dated April 16, 1997                      Registration Statement No. 33-56032

(To Prospectus dated January 7, 1993 and
Prospectus Supplement dated January 8, 1993)



                                 $500,000,000

                             GENERAL MILLS, INC.

                         MEDIUM-TERM NOTES, SERIES D


                      Principal amount:    $24,000,000
         Interest Rate (if fixed rate):    7.5% per annum
                       Stated Maturity:    May 1, 2009
                    Specified Currency:    U.S. Dollars
                Interest Payment Dates:    August 1, November 1, February 1,
                                           May 1, commencing August 1, 1997
     Applicable Exchange Rate (if any):    N/A
       Issue price (as a percentage of
                     principal amount):    100%
        Selling Agent's Commission (%):    0%
                           Agent's Fee:    $0
           Purchasing Agent's discount
                     or commission (%):    N/A
           Net proceeds to the Company:    $24,000,000
 Settlement date (original issue date):    May 1, 1997
 Redemption Commencement Date (if any):    Redeemable by the Company at its
                                           option on each Interest Payment Date
                                           on or after May 1, 1999 upon 30
                                           calendar days notice and as
                                           described under "Description of
                                           Notes - General" in the Prospectus
                                           Supplement dated January 8, 1993
            Redemption prices (if any):    100%
                      Additional Items:    N/A

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

     If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $499,900,000.


                              SMITH BARNEY, INC.

            ______________________________________________________

                                NORTH CAROLINA

     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.